J.P. Morgan Exchange-Traded Fund Trust

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

JPMorgan Institutional Trust

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust IV

Undiscovered Managers Funds

(each, a “Trust”)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that effective June 26, 2025, the undersigned constitutes and appoints Timothy J. Clemens, Gregory S. Samuels, Kiesha T. Astwood-Smith, Matthew J. Beck, Elizabeth A. Davin, Carmine Lekstutis, Erika K. Messbarger, Henry F. Pickell, Max Vogel, Zachary E. Vonnegut-Gabovitch, Frederick J. Cavaliere and Michael M. D’Ambrosio, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact’s name, place and stead, to sign any and all registration statements, including registration statements on Form N-1A, Form N-2 and Form N-14, or other filings made with the Securities and Exchange Commission or any state regulatory agency or authority applicable to the above named Trusts, and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person in his capacity as an officer of the Trusts, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Matthew J. Kamburowski
Matthew J. Kamburowski	Dated: June 3, 2025